Citizens Reports First Quarter 2023 Financial Results

•Q1 2023 net income of $4.9 million, or $0.10 per fully diluted class A share
•Total revenues of $55.9 million grew 1%, driven by new business and higher net investment income
•Q1 2023 first year premiums increased 24% year-over-year, driven by growth across Life Insurance and Home Service Insurance segments
•Book value per class A share of $3.09 increased 24% over the year-ago quarter; book value per class A share excluding accumulated other comprehensive income (AOCI) of $5.41 increased 10% over the year-ago quarter.
•Enhanced distribution channel through two new white-label partnerships

AUSTIN, TX – May 8, 2023 – Citizens, Inc. (NYSE: CIA), today reported financial results for the first quarter ended March 31, 2023.

Net income for the first quarter of 2023 totaled $4.9 million, or $0.10 per fully diluted class A share, compared to net income of $6.4 million, or $0.13 per fully diluted class A share, in the prior year quarter. Although revenues increased year-over-year, driven by higher net investment income and first year premium sales, net income decreased primarily due to higher federal income tax expense, lower renewal premium revenues and higher total insurance benefits paid.

Adjusted operating income, which is a pre-tax measure that excludes investment related gains and losses, totaled $7.0 million for the first quarter of 2023, compared to $7.8 million in the first quarter of 2022.

Management Commentary
“Our strong overall performance in the first quarter affirms our strategic direction and the effectiveness of our new products and enhanced sales practices to drive durable growth,” said Company Vice Chairman and CEO, Gerald W. Shields. “Our newly introduced products continue to see significant demand and have been a major contributing factor in the persistent expansion of our customer base. Overall, we are delivering innovative, high-quality products to customers who need them, and we remain committed to further enhancing our distribution capabilities going forward. As part of this commitment, we continued our push into white-label distribution with two new partnerships in the first quarter, which we believe will enhance our revenue and policy diversification and overall reach in our key target markets. Looking ahead, we believe continued execution on our strategic plan will translate to sustainable growth and profitability over the long term.”

First Quarter 2023 Financial Highlights

Total insurance issued for the first quarter of 2023 increased by 75% compared to the prior year quarter, to $170.3 million, driven by increases in both of our segments. Average face value per policy issued for the first quarter of 2023 in the Life Insurance and Home Service Insurance segments increased by 38% and 31%, respectively, compared to the prior year quarter, reflecting the Company’s strategic shift toward higher face value policies and the successful execution of targeted sales programs.

Total premium revenue for the first quarter of 2022 was $38.2 million, compared to $39.4 million in the same year-ago period.

First year premiums for the first quarter of 2023 increased 24% compared to the same year-ago period, to $4.2 million, with growth in both the Life Insurance and Home Service Insurance segments. The increase in first year premiums was primarily due to continued strong demand for the Company’s new international whole life product that was introduced last year and the success of focused marketing campaigns in both core insurance segments.

Renewal premiums for the first quarter of 2023 were $34 million, compared to $36 million in the same year-ago period. The decrease was due in part to higher matured endowments in the Life Insurance segment and the residual impact of higher surrenders experienced in prior years. The level of matured endowments was expected based on contractual maturity dates.

Total claims and surrenders for the first quarter of 2023 were $30 million, compared to $28 million in the same year-ago period. The increase was primarily due to an increase in matured endowment benefits paid, partially offset by significantly lower death claim benefits. Overall, death claim benefits decreased 23% or $1.6 million. Surrenders were relatively flat, compared to the prior year period, which the Company believes is the result of successful efforts to mitigate surrenders and improve retention.

General expenses for the first quarter of 2023 increased by $0.2 million.

Investments
Net investment income for the first quarter of 2023 increased $1.6 million, or 10%, compared to the prior year period. The increase in net investment income was driven by higher income from fixed maturity securities resulting from rising interest rates and growth in the Company’s limited partnership asset base. The average pre-tax yield on the investment portfolio was 4.5%, an increase of 30 basis points compared to the first quarter of 2022.

Investment related losses decreased to $0.3 million for the first quarter of 2023 compared to a $0.6 million loss in the first quarter of 2022. The improvement was primarily due to gains related to the change in fair value of equity securities, partially offset by the fair market value changes in the Company’s limited partnership portfolio.

The carrying value of the Company’s fixed maturity securities investment portfolio at March 31, 2023 was $1.2 billion, a 4% increase compared to the same year ago period. The increase reflects the impact of interest rate sensitivity on the fair value of the Company’s fixed maturity securities.

Book Value
As of March 31, 2023, book value per Class A common share, including Accumulated Other Comprehensive Income (loss) (AOCI), increased 24% to $3.09, compared to $2.49 in the prior year period.

Adjusted book value per Class A common share, which excludes AOCI, increased 10% to $5.41, compared to $4.91 in the prior-year period.

About Citizens, Inc
Citizens, Inc. (NYSE: CIA) is a diversified financial services company providing life, final expense, and limited liability property insurance and other financial products to individuals and small businesses in the U.S., Latin America, and Asia. Through its customer-centric growth strategy, Citizens offers innovative products to address the evolving needs of its customers. The Company operates two primary segments: Life Insurance, where the Company is a market leader of U.S. dollar-denominated whole life cash value insurance policies in Latin America, and Home Services, which operates primarily in the U.S. Gulf coast region. For more information about Citizens and CICA Life Insurance Company of America, please visit www.citizensinc.com.

Adoption of New Accounting Standard

Effective January 1, 2023, the Company adopted Accounting Standard Update ("ASU") No. 2018-12, which amended the accounting and disclosure requirements related to targeted improvements to the accounting for long-duration contracts. All prior periods presented have been recast in accordance with the new standard.

Explanatory Notes on Use of Non-GAAP Measures

Adjusted Operating Income
Adjusted Operating Income is a non-GAAP measure that is computed as pre-tax GAAP operating income, excluding net investment related gains (losses) and unusual one-time items. Management believes that this metric is meaningful, as it allows investors to evaluate underlying profitability and enhances comparability across periods, by excluding items that are heavily impacted by investment market fluctuations and other economic factors and are not indicative of operating trends. Management believes that the pre-tax metric is a more useful comparison than the post-tax metric, as the Company’s effective tax rate can fluctuate significantly from quarter-to-quarter.

Adjusted Book Value Per Class A Common Share
Adjusted book value per Class A common share is a non-GAAP measure that is calculated by dividing actual Class A common stockholders’ equity, excluding AOCI, by the number of Class A common shares outstanding at the end of the period. Management believes this metric is meaningful, as it allows investors to evaluate underlying book value growth by excluding the impact of interest rate volatility.

Selected Consolidated Financial Data

For the periods ended as of	Three months ended March 31,
(In thousands, except per share data)	2023	2022

Balance sheet data
Total assets	$1,638,481	1,750,786
Total liabilities	1,484,190	1,625,311
Total stockholders' equity	154,291	125,475
Life insurance in force, net	4,297,228	4,152,574

Operating items
Insurance premiums	$38,249	39,364
Net investment income	17,074	15,487
Investment related gains (losses) net	(288)	(582)
Total revenues	55,914	55,357

Claims and surrenders	30,299	28,434
Other general expenses	11,260	11,030
Total benefits and expenses	49,199	48,179

Income (loss) before federal income tax	6,715	7,178
Federal income tax expense (benefit)	1,843	729
Net income (loss)	4,872	6,449

Per share data
Book value per share	$3.09	2.49
Basic income (loss) per Class A share	0.10	0.13

Definition of Reported Segments
The Company is comprised of two operating business segments and other non-insurance enterprises as detailed below. The insurance operations are the Company's primary focus and are the lead income generators of the business.

Life Insurance – The Life Insurance segment primarily issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly sold to non-U.S. residents located principally in Latin America and the Pacific Rim. These products are sold through independent marketing consultants.

Home Service Insurance – The Home Service Insurance segment provides final expense life insurance and limited liability property insurance policies marketed to middle- and lower-income households, and whole life products with higher allowable face values in Louisiana, Mississippi, and Arkansas. These products are sold through independent agents and funeral homes.

Selected Segment Financial Data

For the periods ended as of	Three months ended March 31,
(In thousands, except per share data)	2023	2022

LIFE SEGMENT
Total assets	$1,234,151	1,309,378

Operating items
Insurance premiums	$26,207	26,931
Net investment income	13,311	11,971
Investment related gains (losses) net	(437)	(293)
Total revenues	39,960	39,697

Claims and surrenders	24,439	21,458
Total benefits and expenses	33,588	33,831

Net income before federal income taxes	6,372	5,866

HOME SERVICE SEGMENT
Total assets	$348,890	381,306

Operating items
Insurance premiums	$12,042	12,433
Net investment income	3,470	3,244
Investment related gains (losses) net	99	(242)
Total revenues	15,611	15,435

Claims and surrenders	5,860	6,976
Total benefits and expenses	14,278	13,359

Net income before federal income taxes	1,333	2,076

GAAP to Non-GAAP Reconciliation

Reconciliation of Adjusted Income (Loss) Before Federal Income Tax

	Three months ended March 31,
For the periods ended
Unaudited (In thousands)	2023	2022

Adjusted Operating Income
Income (loss) before federal income tax	$6,715	7,178
Less:
Excluded investment related gains (losses)	(288)	(582)
Adjusted income (loss) before federal income tax	$7,003	7,760

Reconciliation of Stockholders’ Equity and Book Value per Class A Common Share

For the periods ended as of	Three months ended March 31,
Unaudited (In thousands, except share data)	2023	2022

Stockholders’ equity, end of period	$154,291	125,475
Less: accumulated other comprehensive income (loss) (AOCI)	(115,464)	(121,800)
Stockholders’ equity, excluding AOCI	$269,755	247,275

Book value per common share - diluted	$3.09	2.49
Less: per share impact of AOCI	(2.32)	(2.42)
Book value excluding AOCI per share - diluted	$5.41	4.91

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," “believe,” “project,” "intends," "continue" or comparable words. Such forward-looking statements may relate to the Company’s expectations regarding the impact of the COVID-19 pandemic, business performance, operational strategy, capital expenditures, technological changes, regulatory actions, and other financial and operational measures. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-Q. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company's expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

Contact Information

Investors
Matthew Hausch and Matt Glover
Gateway Group, Inc.
(949) 574-3860
CIA@gatewayir.com